Filed pursuant to Rule 433

Registration Statement 333-163050

Relating to Preliminary Prospectus Supplement dated April 22, 2013

Republic of Panama

Final Term Sheet

Issuer:	Republic of Panama (“Panama”)

Transaction:	4.30% Global Bonds due 2053 (“global bonds”)

Distribution:	SEC Registered

Amount Issued:	U.S.$750,000,000 aggregate principal amount

Coupon:	4.30% (30/360-day count basis)

Maturity:	April 29, 2053; Panama will pay the principal of the global bonds in three equal annual installments on April 29 of each year, commencing on April 29, 2051.

Offering Price:	100% of principal amount plus accrued interest, if any, from April 29, 2013

Net Proceeds to the Issuer (before expenses and not including accrued interest):	$749,512,500

Yield to Maturity:	4.30%

Spread to Benchmark Treasury:	+139.7 basis points

Benchmark Treasury:	2.75% due November 2042

Benchmark Treasury Yield:	2.903%

Listing and Trading:	Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds trade on the Euro MTF Market thereof

Optional Redemption:	Panama will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (with a copy to the fiscal agent, The Bank of New York Mellon), to redeem the global bonds, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the global bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the global bonds being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement), plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Underwriting Fee:	0.065%

Form:	Book-Entry Only, registered in the name of Cede & Co., as the nominee of DTC.

Denominations:	U.S.$ 200,000 and integral multiples of U.S.$ 1,000 in excess thereof.

Interest and Payment Dates:	April 29 and October 29

First Coupon Payment Date:	October 29, 2013

Settlement:	April 29, 2013 (T + 5)

CUSIP/ISIN:	698299 BB9 / US698299BB98

Under the terms and subject to the conditions contained in an Underwriting Agreement incorporated by reference in the Terms Agreement, dated April 22, 2013, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the underwriters have agreed to purchase and the Republic of Panama has agreed to sell to the underwriters, the principal amount of the global bonds indicated below:

Underwriters:
Credit Suisse Securities (USA) LLC	$375,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$375,000,000
Total	$750,000,000

A preliminary prospectus supplement of the Republic of Panama accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/76027/000119312513163991/d522972d424b3.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, toll-free, Credit Suisse Securities (USA) LLC at 1-(800) 221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-(800) 294-1322.

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